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                                                                    Exhibit 99.1

                                           PRESS RELEASE - FOR IMMEDIATE RELEASE

               INYX SIGNS AN AGREEMENT IN PRINCIPLE TO ACQUIRE THE
              ASSETS & CERTAIN BUSINESS OF AVENTIS PHARMACEUTICALS
                                   PUERTO RICO

NEW YORK - October 7, 2004 - Inyx, Inc. (OTC BB: IYXI), a specialty pharmaceutical company with a focus on niche drug delivery technologies and products, announced today that it has signed an agreement in principle with Aventis Pharmaceuticals, Inc., a wholly owned subsidiary of sanofi-aventis Group (NYSE: SNY), to acquire the assets and certain business of Aventis Pharmaceuticals Puerto Rico. The agreement in principle calls for execution of a definitive agreement by December 15, 2004 and closing of the acquisition by March 31, 2005. Completion of the purchase will also be dependent upon several factors, including Inyx completing customary due diligence and securing financing for the closing. Financial terms were not disclosed.

Jack Kachkar, M.D., Chairman and CEO of Inyx, said, "This acquisition would be a major milestone in the corporate evolution of Inyx. It would greatly increase Inyx in operating size and scope. It comes with several multi-year production contracts and new business opportunities that would enable our operation of this Puerto Rico complex to be profitable from the start as well as provide a strong catalyst for future growth. The Aventis operations in Manati, Puerto Rico consist of a high-calibre pharmaceuticals production center that would give Inyx a strategic base in the United States to complement Inyx's present development and manufacturing facilities located in the United Kingdom."

Dr. Kachkar added, "Manati gives Inyx a production center on this side of the Atlantic to better serve the marketplace in the U.S. and Canada as well as in Latin and South America, which is an important catalyst for growing our base of clients and industry partners as well as for introducing Inyx's own proprietary products. Moreover, Manati's facilities and employees are well suited for Inyx's niche aerosol drug delivery technologies and products. This includes our production of non-ozone-depleting hydrofluoroalkane (HFA) gas propelled pharmaceutical products, enhanced single and combination drug inhalation-therapy treatments, and hydrocarbon foam dermatology/topical formulations."

HFA is a primary substitute for the ozone-depleting chlorofluorocarbon (CFC) gas propellant, which is now banned in Canada, Europe and other countries, and soon to be banned by most nations around the world. For instance, over 90% of the asthma inhalers sold in the United States last year contained CFC, which is expected to be banned in pharmaceutical products by the U.S. during the next few years. At the same time, hydrocarbon sprays are increasingly replacing cream, lotion and tablet products in dermatological and certain other topical applications, because a foam or mousse formulation better penetrates the skin and in turn provides faster treatment as well as does not leave any greasy residue on skin and clothing compared with conventional ointments.

"Aventis has agreed to sell the Manati complex to Inyx because of Inyx's expertise in the production of aerosol pharmaceuticals, particularly the manufacture of products using HFA propelled and hydrocarbon delivery modes.


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Inyx's expertise  should ensure that Manati,  which no longer fits with Aventis'
core capacity needs, would continue to be a productive pharmaceutical center for the benefit of the site's employees and customers and the local economy of Puerto Rico," said Martin Siewert, a senior executive in Industrial Operations for Aventis.

The Manati complex consists of five buildings totaling 139,157 square feet and extending over 9.5 acres, located in north central Puerto Rico which is a life sciences industry center about 30 miles outside of San Juan. Currently, Aventis employs approximately 330 people at Manati, and Inyx said it would retain as many of these experienced and skilled employees as economically feasible.

About Inyx

Inyx, Inc. is a specialty pharmaceutical company with aerosol drug delivery technologies and products for the treatment of respiratory, allergy, dermatological, topical and cardiovascular conditions. Inyx focuses its expertise on both prescription and over-the-counter pharmaceutical products, and provides specialty pharmaceutical development and production consulting services to the international healthcare market. In addition, Inyx is developing its own proprietary products to be marketed by selected clients and strategic partners, which include some of the largest pharmaceutical companies. The company's operations are conducted through its wholly owned subsidiary, INyX Pharma Limited, with R&D and production facilities located near Manchester, England, which serves global markets including: North America, Europe, Latin & South America and the Middle East. Another wholly owned subsidiary, Inyx Canada, Inc. based in Toronto, provides business development and support services. Inyx, Inc.'s corporate offices are in New York City. Inyx now has approximately 130 employees, about 120 of whom are based in England at its 60,000 square foot production center and 30,000 square foot development and administrative facilities. For more information, please visit: www.inyxinc.com.

About Aventis

Aventis,   part  of  the   sanofi-aventis   Group  (the   world's   3rd  largest
pharmaceutical company), is dedicated to treating and preventing disease by discovering and developing innovative prescription drugs and human vaccines. In 2003, Aventis generated sales of (euro) 16.79 billion, invested (euro) 2.86 billion in research and development and employed approximately 69,000 people in its core business. Aventis corporate headquarters are in Strasbourg, France. The sanofi-aventis Group is listed in Paris (EURONEXT: SAN) and in New York (NYSE:
SNY). For more information, please visit: www.aventis.com.

Safe Harbor

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.